SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 12, 2017

POAGE BANKSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35295	45-3204393
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Carter Avenue, Ashland, Kentucky	41101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (606) 324-7196

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.     Other Events.

On September 12, 2017, Town Square Bank (the "Bank"), the wholly-owned bank subsidiary of Poage Bankshares, Inc. (the "Company"), uncovered evidence of suspected fraud involving the origination of fictitious loans by an employee of the Bank.  The Bank has terminated the employee, and the employee is under custody of law enforcement as of the filing date of this Current Report on Form 8-K.  The Bank has informed its fidelity blanket bond insurer of the suspected fraud and engaged an outside firm to perform a forensic audit.  To date, the Bank believes it has identified suspected fraudulent loans totaling approximately $1.4 million, but this amount may change based on the results of the ongoing investigation.  The Bank believes that it may recognize losses on the loans involved in the suspected fraud, but it is not possible at this time to determine the amount and timing of such losses.

This Current Report on Form 8-K contains certain forward-looking statements that are based on assumptions and that describe future expectations of the Company and the Bank.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." The Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POAGE BANKSHARES, INC.

Date: September 14, 2017	By:	/s/ Bruce VanHorn
Bruce VanHorn
President and Chief Executive Officer